CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Parnassus Funds of our report dated February 11, 2025, relating to the financial statements and financial highlights of Parnassus Growth Equity Fund, Parnassus Value Equity Fund, Parnassus Mid Cap Fund, and Parnassus Mid Cap Growth Fund, which appear in Parnassus Funds Report on Form N-CSR for the year ended December 31, 2024. We also consent to the references to us under the headings “General,” “Financial Statements,” “Independent Registered Public Accounting Firm,” “General Information,” and “Financial Highlights” in such Registration Statement.

San Francisco, California

April 23, 2025